EXHIBIT 99.1
JOHNSON & JOHNSON

Contact:
J&J Corporate Communication	J&J Investor Relations
Bill Price	Louise Mehrotra
732-524-6623 (o)	(732) 524-6491
732-668-3735 (m)	Stan Panasewicz
Jeff Leebaw	(732) 524-2524
732-524-3350 (o)
732-642-6608 (m)
Mentor Corporation
Investor Relations
Mike O’Neill
(800) 649-5226
FOR IMMEDIATE RELEASE
Johnson & Johnson Announces Definitive Agreement to Acquire Mentor
Corporation
Mentor’s Aesthetic and Reconstructive Medical Products Complement
Ethicon’s Industry-Leading Surgery Portfolio
NEW BRUNSWICK, N.J. and SANTA BARBARA, Calif. (Dec. 1, 2008) — Johnson & Johnson (NYSE: JNJ) and Mentor Corporation (NYSE: MNT), a leading supplier of medical products for the global aesthetic market, today announced a definitive agreement whereby Mentor will be acquired for approximately $1.07 billion in a cash tender offer. Mentor is expected to operate as a stand-alone business unit reporting through ETHICON, Inc., a Johnson & Johnson company and leading provider of suture, mesh and other products for a wide range of surgical procedures.
Under the terms of the agreement, Johnson & Johnson will commence a tender offer to purchase all outstanding shares of Mentor at $31.00 per share.

The tender offer is conditioned on the tender of a majority of the outstanding shares of Mentor’s common stock on a fully diluted basis. The closing is conditioned on clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions. The $1.12 billion estimated net value of the transaction is based on Mentor’s 34.6 million fully diluted shares outstanding, plus estimated net debt at time of closing. The boards of directors of Johnson & Johnson and Mentor have approved the transaction.
The acquisition of Mentor will provide ETHICON with an opportunity to strengthen its presence in aesthetic and reconstructive medicine and raise the standard for innovation and patient outcomes in this market worldwide. Alex Gorsky, Company Group Chairman for Johnson & Johnson with responsibility for the ETHICON business worldwide, said, “The addition of Mentor, a market-leader and one of the most respected companies in the aesthetic space, expands our capacity to provide physicians with products that can restore patients’ appearance, self-esteem and quality of life. ETHICON is a company that is committed to bringing evidence-based medicine and the highest standards of quality to the aesthetic and reconstructive medical device category. Mentor also shares that commitment to science, health and wellness.”
Josh Levine, President and Chief Executive Officer of Mentor, said, “ETHICON and Mentor share a common set of values in terms of commercial market leadership, the commitment to developing innovative, science based products, and unwavering service to physicians and patients. This transaction allows Mentor to expand our product portfolio and significantly grow our global reach. The opportunity to become part of ETHICON, one of the largest and most respected surgical companies in the world, will have a positive impact on our business and on all our key constituents.”
Upon closing, the transaction is expected to have a dilutive impact to Johnson & Johnson’s 2009 earnings per share of approximately $.03 — $.05. The transaction is expected to close in the first quarter of 2009.
About Johnson & Johnson

Caring for the world, one person at a time... inspires and unites the people of Johnson & Johnson. We embrace research and science — bringing innovative ideas, products and services to advance the health and well-being of people. Our 119,400 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
About Mentor Corporation
Mentor Corporation is a leading supplier of medical products for the global aesthetic market. The company develops, manufactures, and markets innovative, science-based products for surgical and non-surgical medical procedures that allow patients to retain a more youthful appearance and improve their quality of life. The company’s corporate website is http://www.mentorcorp.com.
(This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson’s and Mentor’s expectations and projections. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and receipt of certain other regulatory approvals for the transaction; the tender of a majority of the outstanding shares of common stock of Mentor; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the possibility that Mentor’s product portfolio and global expansion do not occur; the possibility that the acquisition of Mentor is not complementary to ETHICON; the potential that market segment growth will not follow historical patterns; general industry conditions and competition; business and economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and Mentor Corporation’s Annual Report on Form 10-K for the

fiscal year ended March 31, 2008 and its Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2008. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, www.mentorcorp.com or on request from Johnson & Johnson or Mentor. Neither Johnson & Johnson nor Mentor undertakes to update any forward-looking statements as a result of new information or future events or developments.)
Additional Information
The tender offer described in this release has not yet commenced, and this release is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Johnson & Johnson will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (SEC). Investors and Mentor stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Mentor with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Johnson & Johnson at www.jnj.com, or Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attn: Corporate Secretary’s Office.
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